UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2005

MICROFINANCIAL INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS

(State or other jurisdiction of incorporation)

1-14771	04-2962824
(Commission file number)	(IRS Employer Identification Number)

10-M Commerce Way, Woburn, MA 01801

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 781-994-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

This current report on Form 8-K is being filed to describe two compensation arrangements recently approved by the Board of Directors of MicroFinancial Incorporated (the “Corporation”).

At the July 14, 2005 meeting of the Board of Directors of the Corporation, upon the recommendation of the Compensation and Benefits Committee of the Board of Directors, the Corporation revised its compensation package for members of its Board of Directors as follows: (i) each outside director will receive an annual retainer of $16,000, to be paid at the director’s election either entirely in shares of restricted stock or 40% in cash and 60% in shares of restricted stock, in each case with full vesting upon the date of issuance; (ii) each outside director will also receive a cash fee of $1,000 per Board meeting attended and committee members will receive a cash fee of $500 per committee meeting attended, except that no such fees will be paid for meetings by telephone conference; (iii) the chairman of the Corporation’s audit committee will be paid a fee of $5,000, to be paid either entirely in shares of restricted stock or 40% in cash and 60% in shares of restricted stock, in each case with full vesting upon the date of issuance; and (iv) each outside director will be issued between 2,500 and 5,000 shares of restricted stock, to be awarded each January of the Corporation’s fiscal year, with each director having the option to take 40% of such award in cash instead, and with all shares of restricted stock issued vesting in full on the date of issuance. The actual number of shares issuable to each director under clause (iv) will be established annually within the specified range, in the discretion of the Compensation and Benefits Committee of the Board of Directors, and will be determined by reference to the attainment of company goals applicable to the Corporation’s chief executive officer and to its management generally. All shares of restricted stock issued to members of the Corporation’s Board of Directors will be issued under the terms of the Corporation’s existing 1998 Equity Incentive Plan or any successor plan which may be adopted from time to time. In addition to the foregoing, the Corporation may maintain health insurance benefits for members who elect to participate, with the cost to be borne partially by the Corporation, consistent with the Corporation’s past practices. As before, directors who are employed by the Corporation will receive no additional compensation for their services rendered as directors of the Corporation.

These director compensation arrangements will take effect prospectively from the date of approval by the Board of Directors.

Also, on July 15, 2005, following approval by the Board of Directors and its Compensation and Benefits Committee, the Corporation entered into a Second Amended and Restated Employment Agreement with Dr. Peter R. Bleyleben ("Dr. Bleyleben"), Chairman of the Board of Directors of the Corporation, for a three-year period commencing July 15, 2005 and ending June 30, 2008 (the "Employment Term"). The Employment Agreement replaces his previous employment agreement with the Corporation which was subject to automatic one-year renewal periods according to its terms. Dr. Bleyleben’s current base salary is $130,000 and he is not eligible to participate in the Corporation's annual bonus or profit-sharing programs; however, he is eligible to participate in the Corporation’s 1998 Equity Incentive Plan or any other equity plan adopted by the Corporation from time to time. In the event of a termination of the Employment Agreement by the Corporation with cause, the Employment Agreement provides for payments to Dr. Bleyleben on the basis of his base salary through the date of termination. If, in connection with a payment under his Employment Agreement, Dr. Bleyleben shall incur any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the Employment Agreement provides for gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. After expiration of the Employment Term, Dr. Bleyleben will be eligible to participate in such health, accident and disability plans as the Corporation may make available to other directors of the Corporation. In the event of a “change of control” (as defined in the agreement), Dr. Bleyleben shall be entitled to receive such benefits until the earlier of his death or his 65th birthday. Additionally, in the event any successor shall fail or refuse to assume and agree to perform its obligations under the Employment Agreement, the Corporation shall pay to Dr. Bleyleben those amounts which he would have been entitled to under the Employment Agreement in full, prior to any transaction with a successor and will, at the Corporation's expense, provide contractual coverage with a reputable carrier for a continuation of the insurance benefits.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED

Registrant

By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: July 20, 2005